Exhibit 11

                        National Presto Industries, Inc.


The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                     Third Quarter     First Nine Months
                                                                   -----------------   ------------------
                                                                     2003      2002      2003       2002
                                                                   -------   -------   -------    -------
Net Earnings (loss) (1)                                            $ 2,078   $   893   $ 6,049    $  (384)
                                                                   =======   =======   =======    =======

Weighted average common shares outstanding (2)                       6,817     6,841     6,821      6,839

Common share equivalents relating to stock options when dilutive         1          1         1        --

Adjusted common and common equivalent                              -------   -------   -------    -------
   shares for computation (3)                                        6,818     6,842     6,822      6,839
                                                                   =======   =======   =======    =======

Net earnings (loss) per share:
     Basic  (1 divided by 2)                                       $  0.30   $  0.13   $  0.88    $ (0.06)
                                                                   =======   =======   =======    =======
     Diluted  (1 divided by 3)                                     $  0.30   $  0.13   $  0.88    $ (0.06)
                                                                   =======   =======   =======    =======